Exhibit 99

FOR IMMEDIATE RELEASE

For More Information, Contact:
John Neale	Laurie Berman/Matt Sheldon
QAD Senior Vice President and Treasurer	PondelWilkinson Inc.
805.566.5117	310.279.5980
investor@qad.com	pwinvestor@pondel.com

QAD REPORTS FISCAL 2014 THIRD QUARTER FINANCIAL RESULTS

SANTA BARBARA, Calif. – November 26, 2013 – QAD Inc. (NASDAQ: QADA) (NASDAQ: QADB), a leading provider of enterprise business software and services for global manufacturers, today reported financial results for the fiscal 2014 third quarter ended October 31, 2013.

Total revenue grew to $65.7 million for the fiscal 2014 third quarter, up from $61.7 million for the same quarter last year.  License revenue was $6.8 million for the third quarter of fiscal 2014, down from $7.0 million for the third quarter of fiscal 2013.  Maintenance and other revenue rose to $35.6 million, up from $34.8 million for last year's third quarter.  Subscription revenue, which includes QAD's On Demand deployment option, grew to $5.1 million, up from $3.8 million for last year's third fiscal quarter.  Professional services revenue equaled $18.2 million, an increase from $16.1 million for the third quarter of fiscal 2013.  Revenue related to CEBOS, which was acquired by QAD in December 2012, totaled $700,000 for the fiscal 2014 third quarter.

Net income for the fiscal 2014 third quarter was $2.0 million, or $0.13 per diluted Class A share and $0.11 per diluted Class B share.  Net income for the fiscal 2013 third quarter totaled $1.8 million, or $0.12 per diluted Class A share and $0.10 per diluted Class B share.

"We achieved better than expected revenue and earnings in our third quarter. Strong year-to-date bookings of our On Demand offering are reflected in the growth of our subscription revenue," said Karl Lopker, Chief Executive Officer of QAD Inc.  "Stabilizing market conditions in global manufacturing, and our competitive position in the cloud ERP space for manufacturing companies, contributed to our performance."

Gross profit for the fiscal 2014 third quarter totaled $36.8 million, or 56 percent of total revenue, compared with $35.2 million, or 57 percent of total revenue, for the fiscal 2013 third quarter.

Total operating expenses amounted to $33.0 million, or 50 percent of total revenue, for the fiscal 2014 third quarter, versus $32.1 million, or 52 percent of total revenue, for the same quarter last year.  Expenses related to CEBOS totaled $1.1 million for the fiscal 2014 third quarter.

Operating income for the third quarter of fiscal 2014 was $3.8 million, which included $1.2 million in stock compensation expense.  For the third quarter of fiscal 2013, operating income was $3.1 million, which included $1.1 million in stock compensation expense.

For the fiscal 2014 year-to-date nine month period, total revenue rose to $192.8 million, up from $186.4 million for the first nine months of fiscal 2013.  Net income for the nine months ended October 31, 2013 totaled $2.0 million, or $0.13 per diluted Class A share and $0.11 per diluted Class B share.  Net income for the fiscal 2013 year-to-date period was $4.6 million, or $0.29 per diluted Class A share and $0.25 per diluted Class B share.

QAD Inc.
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During the fiscal 2014 third quarter, QAD paid quarterly cash dividends totaling $1.1 million.

QAD's cash and equivalents balance increased to $65.8 million at October 31, 2013, from $65.0 million at January 31, 2013.  Cash provided by operations for the first nine months of fiscal 2014 was $11.6 million, compared with $10.7 million for the first nine months of fiscal 2013.

2014 Third Quarter Highlights:
•
Received orders from 21 customers representing more than $500,000 each in combined license, maintenance, subscription and professional services billings, including six orders in excess of $1.0 million;

•
Received license or On Demand orders from companies across QAD's six vertical markets, including:  ANCA Pty Ltd., Arthrex, Inc., Aunt Bessie's Limited, Boots Contract Manufacturing, Energizer Holdings, Inc., Imperial Tobacco Group, International Paint Ltd., Mitek Industries Inc., Nexteer Automotive Corporation, Takata, and Vitatech Nutritional Sciences;

•	Released QAD Enterprise Applications 2013.1, the latest version of the company's enterprise applications suite;
•	Selected by the Automotive Industry Action Group to provide Materials Management Operations Guidelines/Logistics Evaluation (MMOG/LE) training in Spanish to suppliers in Mexico;
•	Announced QAD On Demand Automotive Edition, which delivers the benefits of the company's cloud enterprise resource planning solution to global automotive suppliers;
•	Held several user conferences around the world including in the United States, United Kingdom and China.

Business Outlook
For the fourth quarter of fiscal 2014, QAD anticipates total revenue of approximately $69 million and earnings of approximately $0.16 per diluted Class A share and $0.13 per diluted Class B share.

Calculation of Earnings Per Share
EPS is reported based on the company's dual-class share structure, and includes a calculation for both Class A and Class B shares.  Since Class A shares have rights to 120% of dividends paid on Class B shares, net income is apportioned so that earnings per share attributable to a Class A share are 120% of earnings per share attributable to a Class B share.

Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company's financial results and operations for the fiscal 2014 third quarter.  The conference call will be webcast live and is accessible through the investor relations section of QAD's web site at www.qad.com, where it will be available for approximately one year.  Interested parties may participate in the call by dialing 800-230-1059 (domestic) or 612-234-9959 (international).  A replay of the call will be accessible through December 4, 2013 by dialing 800-475-6701 (domestic) or 320-365-3844 (international), passcode 299497.

QAD Inc.
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About QAD
QAD Inc. (Nasdaq: QADA) (Nasdaq: QADB), is a leading provider of enterprise software and services designed for global manufacturing companies.  For more than 30 years, QAD has provided global manufacturing companies with an enterprise resource planning (ERP) system that supports operational requirements; including financials, manufacturing, demand and supply chain planning, customer management, business intelligence and business process management. QAD offers flexible deployment options like QAD On Premise software and QAD On Demand software-as-a-service.  Customers can operate in a blended environment where some users can be deployed On Premise and some users deployed via On Demand while offering the same end-user experience.  With QAD, customers and partners in the automotive, consumer products, food and beverage, high technology, industrial products and life sciences industries can better align daily operations with their strategic goals to meet their vision of becoming more Effective Enterprises.

For more information about QAD, telephone +1 805-566-6000 or visit www.qad.com.

"QAD" is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.

Note to Investors: This press release contains certain forward-looking statements made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Words such as "expects," "believes," "anticipates," "could," "will likely result," "estimates," "intends," "may," "projects," "should," and variations of these words and similar expressions are intended to identify these forward looking statements.  Forward-looking statements are based on the company's current expectations and assumptions regarding its business, the economy and future conditions.  A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements.  These risks include, but are not limited to, evolving demand for the company's software products and products that operate with the company's products; the company's ability to sustain license and service demand; the company's ability to leverage changes in technology; the company's ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company's products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment.  In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations.  Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter.  Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income.  Investors should not use any one quarter's results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company's Annual Report on Form 10-K for fiscal 2013 ended January 31, 2013, and in particular, the section entitled "Risk Factors" therein, and in other periodic reports the company files with the Securities and Exchange Commission.

-- Financial Tables Follow –

QAD Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2013	2012	2013	2012
Revenue:
License fees	$6,761	$6,996	$21,583	$21,767
Maintenance and other	35,629	34,799	105,084	103,205
Subscription fees	5,104	3,815	13,601	10,783
Professional services	18,166	16,099	52,513	50,631
Total revenue	65,660	61,709	192,781	186,386
Cost of revenue:
License	1,158	969	3,171	2,682
Maintenance, subscription and other	11,399	10,018	33,508	30,359
Professional services	16,348	15,544	49,628	47,128
Total cost of revenue	28,905	26,531	86,307	80,169
Gross profit	36,755	35,178	106,474	106,217
Operating expenses:
Sales and marketing	15,183	14,747	47,089	44,990
Research and development	9,817	9,697	31,131	28,441
General and administrative	7,776	7,566	24,153	24,049
Amortization of intangibles from acquisitions	178	88	531	145
Total operating expenses	32,954	32,098	102,904	97,625
Operating income	3,801	3,080	3,570	8,592
Other (income) expense:
Interest income	(55)	(139)	(225)	(466)
Interest expense	218	159	630	775
Other (income) expense, net	209	376	(873)	914
Total other (income) expense, net	372	396	(468)	1,223
Income before income taxes	3,429	2,684	4,038	7,369
Income tax expense	1,380	859	1,998	2,741
Net income	$2,049	$1,825	$2,040	$4,628

Diluted Net Income per Share
Class A	$0.13	$0.12	$0.13	$0.29
Class B	$0.11	$0.10	$0.11	$0.25

Diluted Weighted Shares
Class A	12,990	13,016	12,930	13,107
Class B	3,235	3,260	3,234	3,272

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	October 31,	January 31,
	2013	2013
Assets
Current assets:
Cash and equivalents	$65,799	$65,009
Accounts receivable, net	44,522	72,564
Deferred tax assets, net	4,287	4,414
Other current assets	12,914	13,806
Total current assets	127,522	155,793

Property and equipment, net	33,519	32,526
Capitalized software costs, net	3,475	4,180
Goodwill	11,385	11,412
Long-term deferred tax assets, net	15,855	16,431
Other assets, net	5,042	5,606

Total assets	$196,798	$225,948

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$384	$372
Accounts payable and other current liabilities	36,971	43,952
Deferred revenue	78,933	101,193
Total current liabilities	116,288	145,517

Long-term debt	15,183	15,474
Other liabilities	5,917	6,759

Stockholders' equity:
Common stock	18	18
Additional paid-in capital	150,962	149,777
Treasury stock	(28,946)	(31,093)
Accumulated deficit	(54,718)	(52,468)
Accumulated other comprehensive loss	(7,906)	(8,036)
Total stockholders' equity	59,410	58,198

Total liabilities and stockholders' equity	$196,798	$225,948

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Nine Months Ended
	October 31,
	2013	2012

Net cash provided by operating activities	$11,575	$10,723

Cash flows from investing activities:
Purchase of property and equipment	(3,997)	(2,534)
Acquisition of businesses, net of cash acquired	-	(4,713)
Capitalized software costs	(217)	(374)
Other, net	31	-
Net cash used in investing activities	(4,183)	(7,621)

Cash flows from financing activities:
Repayments of debt	(279)	(214)
Tax payments, net of proceeds, related to stock awards	(894)	(1,114)
Excess tax benefits from share-based payment arrangements	82	171
Repurchase of stock	(686)	(6,025)
Dividends paid in cash	(4,209)	(2,763)
Net cash used in financing activities	(5,986)	(9,945)

Effect of exchange rates on cash and equivalents	(616)	(382)
Net increase (decrease) in cash and equivalents	790	(7,225)
Cash and equivalents at beginning of period	65,009	76,927
Cash and equivalents at end of period	$65,799	$69,702